Exhibit 23.4

February 22, 2022

26 Capital Acquisition Corp.

701 Brickell Avenue

Suite 1550

Miami, FL 33131

To Whom It May Concern,

We understand that 26 Capital Acquisition Corp. (the “Company”) plans to file a registration statement on Form F-4 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with its proposed merger with Okada Manila International, Inc. (the “Proposed Merger”).

We hereby consent to the references to our name and the inclusion of information, data and statements from our research report dated October 2021 (the “Report”), as well as the citation of the Report, in the Registration Statement and any amendments thereto, in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”), on the websites of the Company and its subsidiaries and affiliates, in institutional and retail road shows and other activities and publicity materials in connection with the Proposed Merger.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully,

For and on behalf of
The Innovation Group

/s/ Michael Zhu
Michael Zhu
Title: Senior Vice President,
International Operations & Analysis